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                                                                   Exhibit 99.1

                              CARTER HOLDINGS, INC.
                           THE WILLIAM CARTER COMPANY


                                 AUGUST 23, 2002


CARTER HOLDINGS, INC. AND THE WILLIAM CARTER COMPANY ANNOUNCE THE FILING OF A REGISTRATION STATEMENT FOR THE INITIAL PUBLIC OFFERING OF CARTER HOLDINGS, INC. COMMON STOCK AND THEIR INTENT TO REDEEM A PORTION OF THE WILLIAM CARTER COMPANY 10.875% SENIOR SUBORDINATED NOTES DUE 2011.

ATLANTA, GA. Carter Holdings, Inc. filed a registration statement today with the Securities and Exchange Commission to register the initial public offering by the company and certain stockholders of the company of up to $100 million of the company's common stock, $0.01 par value, in an offering underwritten by a syndicate led by Goldman, Sachs & Co. Carter Holdings intends to contribute a portion of its proceeds from the offering to its wholly-owned operating subsidiary, The William Carter Company, in order to redeem a portion of The William Carter Company's outstanding 10.875% Senior Subordinated Notes due in 2011 at a redemption price of 110.875% of the principal amount redeemed plus accrued and unpaid interest.

         The registration statement relating to the shares of Carter Holdings' common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of the shares to be sold pursuant to the registration statement will be made only by means of a prospectus. After the registration statement becomes effective, a copy of the prospectus relating to the offering of the shares may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, N.Y. 10004, (tel) (212) 902-1171.